Exhibit 10.24

National Beef Packing Company, LLC

Management Long Term Incentive Plan

I.    EFFECTIVE DATE AND PLAN PURPOSE

A.	The Management Long Term Incentive Plan (the “Plan”) is effective September 1, 1996. The Plan is hereby restated as of August 6, 2003 to reflect the change of the name of the Company to National Beef Packing Company, LLC and incorporate the provisions of previous amendments.

1.	The Plan provides incentive compensation opportunities for designated management employees of National Beef Packing Company, LLC (the “Company”) based on attainment of highly focused yearly performance goals.

2.	The Plan’s initial performance and reward cycle covers fiscal year 1997, (September 1, 1996, through August 30, 1997).

3.	The Plan’s subsequent performance and reward cycles will begin each subsequent fiscal year thereafter for a one year time span. The Plan’s second performance and reward cycle covers fiscal year 1998, the Plan’s third performance and reward cycle covers fiscal year 1999, etc.

4.	It is the Company’s intent to continue this plan indefinitely, but the Company reserves the right to amend or discontinue the Plan at any time if such action is deemed in the best interest of the Company.

B.	The key purposes of the Plan are set below.

1.	To attract and retain high quality management personnel that can produce the level of sustained results needed by the Company.

2.	To provide a long term incentive element which includes “ownership type” motivation for those employees most responsible for strategic results.

3.	To provide a competitive program of total cash compensation with an emphasis on variable, pay-for-performance opportunities linked to the accomplishment of demonstrated results.

4.	To focus key employees on key strategic results and motivate those actions which reinforce the attainment of the Company’s business plan over a sustained period of time.

II.    DESCRIPTION OF PLAN IN OPERATION

A.	The Plan cycle is each fiscal year.

B.	Participation shall be as designated by the CEO for each Plan year and shall be limited to management positions which have a significant impact on long term, strategic results. Position and/or individuals participate at the discretion of the CEO.

C.	Performance goals shall be established each year which shall focus on one, or a very few, key, measurable results of strategic financial importance to the Company.

D.	An incentive pool from which participant awards can be granted shall be created each year based on results achieved against goals. The incentive pool shall be open ended, and the amount provided to participants with an “ownership interest” in maximizing results will be unlimited.

E.	Each plan year, the CEO shall designate a certain number of shares to be awarded for each participant in the Plan. The award of such shares shall:

1.	Be communicated to participants by the Company.

2.	Remain unchanged during the Plan Year unless a participant’s status changes significantly.

F.	Each year, the CEO may grant all or some portion of the plan shares not designated to participants (Reserve Incentive Pool) for any of these reasons:

1.	To recognize outstanding individual performance or contributions to overall Company results;

2.	To recognize changes in status during a cycle where a participant’s position is significantly increased; or

3.	To permit participation by a person hired or promoted into a participating position during the Plan Year.

G.	Total awards granted cannot exceed the size of the incentive pool generated each year. No awards are granted if no money has been generated based on Plan formulas. No awards are granted unless the Return on Invested Capital (ROIC = Earnings Before Interest and Taxes (EBIT) divided by Invested Capital) is at least 15%. Invested Capital shall equal the beginning of year equity plus short and long term debt.

H.	A participant’s total award shall be the sum of his (or her) Basic Award Percentage plus any additional amount awarded by the CEO from the Reserve Incentive Pool. Total awards shall be granted as soon as practical to the participant’s account.

I.	A participant must be an active employee of the Company, in a participating position at the end of each fiscal year to be granted an award for the year.

J.	The Basic Award Percentages originally assigned to any participant but subsequently forfeited or otherwise reduced for such participant during a Plan year may be reassigned to any other participant. The CEO may make such assignment with respect to any participant.

K.	Decisions regarding proration and award adjustments shall be made by the CEO at the end of each Plan year.

III.    VESTING AND FORFEITURE OF AWARDS

A.	Three (3) years after the close of the fiscal year in which the award is granted, a participant will become 33.33% vested. Each subsequent year, the participant will vest an additional 33.33% of the awarded amount until fully vested.

B.	Except as provided in Subsection C below, all amounts awarded under this Plan for fiscal years beginning on or after August 1, 1999, shall remain in the Plan as an investment in the working capital of the Company, even after such awards have vested. The amounts that remain in the Plan will earn a competitive rate of interest.

C.	A participant may elect to receive payment of the vested portions of his or her award for a particular fiscal year in cash, rather than having that amount invested in the working capital of the Company. A participant who makes such an election shall receive a cash payment equal to the vested portion of the award with such payments to be made whenever the participant vests in a portion of the award. For example, assume the Company grants to participant A an award of $9,000.00 for the fiscal year ending in 2001. By making an election under this subsection, participant A will receive a payment of $3,000.00 plus accrued interest, or his first vested portion, at the end of fiscal year 2004, a payment of $3,000.00 plus accrued interest at the end of fiscal year 2005 and a payment of $3,000.00 plus accrued interest at the end of fiscal year 2006.

D.	The election permitted in Subsection C above must be made no later than the last day of the fiscal year for which the award was granted, except for the fiscal year ending in August 2000.

E.	For the fiscal year ending in August 2000, participants shall have until October 10, 2000 to make an election pursuant to Section III.C above with respect to awards granted for that fiscal year.

F.	For awards granted for fiscal years beginning prior to August 1, 1999, a participant may:

1.	Elect to withdraw the vested portion of his award from the Plan at the time such portion of the award has vested according to the vesting schedule outlined in section III.A., or

2.	Leave the vested portion of his award in the Plan as an investment in the working capital of the Company, earning a competitive rate of interest.

G.	If a participant’s employment is terminated with the Company for a reason other than death, Total Disability or Retirement during or prior to a year in which vesting would occur, the participant shall forfeit all rights to that year’s vested portion.

H.	Provided the Plan remains in existence and unless otherwise provided herein, vested awards remaining in the Plan shall be paid to the participants or their respective beneficiaries upon Total Disability, Retirement or death, whichever occurs first.

I.	All forfeited awards shall revert to the Company.

IV.    ADMINISTRATIVE ISSUES

A.	Participation in the Plan is not a guarantee of employment, nor does participation in one year guarantee participation in subsequent years.

B.	Plan awards shall not be considered as compensation for purposes of calculating benefits or contributions under any other Company benefit plan.

C.	For purposes of the Plan, the following definitions shall apply.

D.	“Retirement” shall mean the cessation of Company employment at or after age 60. [The CEO in his sole discretion may make an exception for an individual over 60 who has not vested in the Long Term Incentive Plan.]

E.	“Total Disability” shall mean the cessation of Company employment for reasons of physical or mental impairment which on the basis of evidence provided to the CEO, in the CEO’s sole judgment, is expected to last at least 12 months.

F.	In the event of a substantial change of ownership in which the Company as constituted on the effective date is not a surviving entity, the Plan shall continue in effect and inure to the benefit of the new entity.

G.	The total awards granted under the Plan for any Plan year cannot exceed the total incentive pool generated by the Plan for the Plan year.

H.	All participants shall designate a beneficiary under the Plan in accordance with policies and procedures established by the Company, and upon a participant’s death, the Company shall pay all vested funds to the designated beneficiary or, to the participant’s estate if such beneficiary is no longer living or cannot be located.